CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 16, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Reports to Shareholders of Thrivent Large Cap Growth Portfolio, Thrivent Income Portfolio, Thrivent Partner International Stock Portfolio, Thrivent Mid Cap Growth Portfolio, Thrivent Mid Cap Growth Portfolio II, Thrivent Large Cap Growth Portfolio II, Thrivent Diversified Income Plus Portfolio, Thrivent Partner Worldwide Allocation Portfolio, Thrivent Partner Utilities Portfolio, and Thrivent Partner Socially Responsible Bond Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 3, 2012